UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Nuveen Core Plus Impact Fund

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

nuveen
A TIAA Company
Nuveen Core Plus Impact Fund (NPCT)
IMPORTANT REMINDER: PROTECT YOUR FUND AND YOUR INVESTMENT
Vote for your Trustees on the white proxy card.
Support your qualified Board of Trustees at the upcoming Annual Meeting on May 15, 2024, at 11:00 a.m. CT. The Board unanimously recommends that ALL shareholders vote on the WHITE proxy card FOR your three (3) Board Nominees.
We need your vote more than ever. Saba Capital Master Fund, Ltd., a hedge fund managed by Saba Capital Management, L.P. (“Saba”), is seeking to replace one of your Trustees with an individual with no closed-end fund expertise or other U.S. mutual fund expertise. If successful, Saba’s hand-picked nominee may disrupt your Fund’s investment objective and imperil its ability to perform over time and deliver consistent income.
We remain committed to protecting the best interests of all Fund shareholders. We need every shareholder to vote.
Your Trustees Are Experienced, Qualified and Independent
The best guardians of your Fund are your diverse group of elected Board Nominees, with deep expertise in closed-end funds.
8+
YEARS OF CLOSED-END FUND EXPERIENCE
100+
YEARS OF RELEVANT EXPERIENCE
Your Trustees Work to Deliver Reliable Distributions and Narrow Discounts
Your Fund has delivered attractive, consistent distributions through managed programs, giving you the stable income needed to secure your financial future.
Distribution and fee-focused programs have resulted in meaningful discount narrowing.
+10.2%
1-YEAR DISTRIBUTION ENHANCEMENT*
DISCOUNT HAS NARROWED SINCE DECEMBER 2023 *AS OF MARCH 31, 2024
DO NOT SIGN OR RETURN ANY CARD SENT TO YOU BY SABA, EVEN TO VOTE “AGAINST” OR TO “WITHHOLD” OR TO “ABSTAIN” WITH RESPECT TO THE DISSIDENT’S PROPOSALS.
Only your latest dated proxy will be counted.
Vote Online
Using the website provided on your WHITE proxy card and following the simple instructions
Vote by Phone
By calling the toll-free number on your WHITE proxy card and following the simple instructions
Vote by Mail
By completing and returning your WHITE proxy card in the postage page envelope provided
If you have any questions about the proposals or the voting instructions, please feel free to contact Georgeson LLC, the Fund’s proxy solicitor, at 866-357-1928.